The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated January 12, 2010
Filed pursuant to Rule 424(b)(5)
Registration No. 333-163121

PROSPECTUS SUPPLEMENT
(To prospectus dated December 15, 2009)

35,000,000 Shares
Hersha Hospitality Trust
Class A Common Shares

We are offering 35,000,000 Class A common shares. Real Estate Investment Group L.P., or REIG, which is controlled by IRSA Inversiones y Representaciones Sociedad Anónima, or IRSA, has indicated to us that it intends to purchase 9.9%, or 3,465,000, of the common shares being offered by this prospectus supplement at the public offering price (without payment by us of any underwriting discount) pursuant to the investor rights and option agreement that we entered into with REIG and IRSA in August 2009.

Our common shares trade on the New York Stock Exchange, or the NYSE, under the symbol “HT.” On January 8, 2010, the last sale price of our common shares as reported on the NYSE was $3.52 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 2 of the accompanying prospectus and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	No underwriting discount will be paid by us on any common shares that REIG may purchase in the offering.

The underwriters may also purchase up to an additional 5,250,000 common shares from us, at the public offering price, less the underwriting discount (except as described below), within 30 days from the date of this prospectus supplement solely to cover overallotments, if any. REIG has the right to purchase a portion of these common shares (without payment by us of any underwriting discount) if the underwriters’ overallotment option is exercised so that REIG purchases 9.9% of the total common shares sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The common shares will be ready for delivery on or about January   , 2010.

BofA Merrill Lynch
Raymond James
UBS Investment Bank

The date of this prospectus supplement is January   , 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and certain other matters relating to us and also adds to or updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in any subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from or additional to that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the date of the document containing the incorporated information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

All brand names, trademarks and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners. This prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in those documents, may contain registered trademarks owned or licensed to companies other than us, including, but not limited to, Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn®, Fairfield Inn® by Marriott®, Four Points by Sheraton®, Hampton Inn® Hawthorne Suites®, Hilton®, Hilton Garden Inn®, Hilton Hotels®, Holiday Inn®, Holiday Inn Express®, Homewood Suites®, Homewood Suites by Hilton®, Hyatt Summerfield Suites®, Mainstay Suites®, Marriott®, Marriott Hotels & Resorts®, Residence Inn®, Residence Inn® by Marriott®, Sleep Inn® Springhill Suites® and Springhill Suites by Marriott. None of the owners or licensees of any trademarks contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any of their respective present and future owners, subsidiaries, affiliates, officers, directors, agents or employees are in any way participating in or endorsing this offering, and none of them shall in any way be deemed an issuer or underwriter of the shares being offered by this prospectus supplement and the accompanying prospectus or have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, including the information we have incorporated by reference, contain forward-looking statements within the meaning of the federal securities laws. These statements include statements about our plans, strategies and prospects and involve known and unknown risks that are difficult to predict. The statements in this prospectus supplement related to the anticipated closing of the acquisitions described in “Summary — Proposed Times Square Acquisitions” and those related to our anticipated consolidated hotel revenue per available room, or RevPAR, are forward-looking statements. Our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “forecast,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar

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expressions, or the negative of these terms or similar expressions. You should not place undue reliance on forward-looking statements. Factors that may cause our actual results to differ materially from our current expectations include, but are not limited to:

•	financing risks, including the risk of leverage and the corresponding risk of default on our mortgage loans and other debt and potential inability to refinance or extend the maturity of existing indebtedness;

•	the depth and duration of the current economic downturn;

•	levels of spending in the business, travel and leisure industries, as well as consumer confidence;

•	declines in occupancy, average daily rate and RevPAR and other hotel operating metrics;

•	hostilities, including future terrorist attacks, or fear of hostilities that affect travel;

•	financial condition of, and our relationships with, our joint venture partners, third-party property managers, franchisors and hospitality joint venture partners;

•	the degree and nature of our competition;

•	increased interest rates and operating costs;

•	risks associated with potential acquisitions, including the ability to ramp up and stabilize newly acquired hotels with limited or no operating history, and dispositions of hotel properties;

•	risks associated with our development loan portfolio, including the ability of borrowers to repay outstanding principal and accrued interest at maturity;

•	availability of and our ability to retain qualified personnel;

•	our failure to maintain our qualification as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	general volatility of the capital markets and the market price of our common shares;

•	environmental uncertainties and risks related to natural disasters;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	the factors referenced or incorporated by reference in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors.”

These factors are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors, many of which are beyond our control, also could harm our results, performance or achievements.

All forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the information we have incorporated by reference, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus supplement and the accompanying prospectus, unless and until that information is updated and superseded by any information incorporated later. We incorporate by reference the documents listed below that we have filed, or will file, with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008 from our definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2009, June 30, 2009 and March 31, 2009;

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2009, May 29, 2009 (excluding the information furnished under Item 7.01), June 12, 2009, August 6, 2009, November 12, 2009, December 15, 2009 and January 12, 2010;

•	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on May 2, 2008 and any amendments or reports filed for the purpose of updating such description;

•	the description of our Series A preferred shares contained in our Registration Statement on Form 8-A filed with the SEC on May 2, 2008 and any amendments or reports filed for the purpose of updating such description; and

•	all documents we file with the SEC pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act from the date of this prospectus supplement prior to the date upon which the offering is terminated.

You may obtain copies of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus or any applicable prospectus supplement) at no cost, by requesting them from us by writing or telephoning us at: Hersha Hospitality Trust, 501 Walnut Street, 9th Floor, Philadelphia, Pennsylvania 19106, Telephone: (215) 238-1046, Attention: Ashish R. Parikh, Chief Financial Officer.

WHERE YOU CAN OBTAIN MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E., 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the New York Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol: “HT”) are listed.

We also make available through our website, www.hersha.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information available on or through our website is not, and shall not be deemed to be, a part of this prospectus supplement and the accompanying prospectus or incorporated into any other filings we make with the SEC.

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SUMMARY

The information below is a summary of the more detailed information included elsewhere in, or incorporated by reference in, this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference. This summary is not complete and does not contain all of the information you should consider before purchasing our common shares. You should carefully read the “Risk Factors” section beginning on page S-7 of this prospectus supplement, on page 2 of the accompanying prospectus and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2008 to determine whether an investment in our common shares is appropriate for you.

Unless the context otherwise requires, references in this prospectus supplement to: “our company,” “we,” “us” and “our” mean Hersha Hospitality Trust and its consolidated subsidiaries, including Hersha Hospitality Limited Partnership, taken as a whole; “HHLP” and “our operating partnership” mean Hersha Hospitality Limited Partnership; “common shares” mean our Class A common shares of beneficial interest, $0.01 par value per share; and “you” refers to a potential investor in the securities described in this prospectus.

Unless otherwise indicated, the information in this prospectus supplement assumes: (1) the common shares to be sold in this offering, including 3,465,000 common shares that REIG has indicated to us that it intends to purchase (without payment by us of any underwriting discount), are sold at $3.52 per share, which is the last reported sale price of our common shares on the NYSE on January 8, 2010; and (2) no exercise by the underwriters of their overallotment option to purchase up to an additional 5,250,000 common shares.

Hersha Hospitality Trust

Hersha Hospitality Trust is a self-advised Maryland statutory real estate investment trust that was organized in 1998 and completed its initial public offering in January 1999. Our common shares are traded on the NYSE under the symbol “HT.” We invest primarily in institutional grade hotels in central business districts, primary suburban office markets and stable destination and secondary markets in the Northeastern United States and select markets on the West Coast. Our primary strategy is to continue to acquire high quality, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers to entry in the Northeastern United States and other markets with similar characteristics. We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes.

In addition to the direct acquisition of hotels, historically we have made investments in hotels through joint ventures with strategic partners or through equity contributions, secured mezzanine loans and land leases. Although we may invest in hotels through secured development loans and land leases, we do not expect to continue to originate any new secured mezzanine loans or enter into any new land leases as part of our hotel investment strategy.

We seek to identify acquisition candidates located in markets with economic, demographic and supply dynamics favorable to hotel owners and operators. Through our extensive due diligence process, we select those acquisition targets where we believe selective capital improvements and intensive management will increase the hotel’s ability to attract key demand segments, enhance hotel operations and increase long-term value.

As of December 31, 2009, our portfolio consisted of 57 wholly-owned limited and full service properties and 17 limited and full service properties owned through joint venture investments. Of the 17 limited and full service properties owned through our investments in joint ventures, two are consolidated with us for financial reporting purposes. These 74 properties, with a total of 9,392 rooms, are located in Arizona, California, Connecticut, Delaware, Maryland, Massachusetts, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and Virginia and operate under leading brands, such as Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn®, Fairfield Inn® by Marriott®, Four Points by Sheraton®, Hampton Inn® Hawthorne Suites®, Hilton®, Hilton Garden Inn®, Hilton Hotels®, Holiday Inn®, Holiday Inn Express®, Homewood

Suites®, Homewood Suites by Hilton®, Hyatt Summerfield Suites®, Mainstay Suites®, Marriott®, Marriott Hotels & Resorts®, Residence Inn®, Residence Inn® by Marriott®, Sleep Inn® Springhill Suites® and Springhill Suites by Marriott.

We are structured as an umbrella partnership REIT, or UPREIT, and we own our hotels through our operating partnership, Hersha Hospitality Limited Partnership, for which we serve as the sole general partner. As of December 31, 2009, we owned an approximate 86.9% partnership interest, including a 1.0% general partnership interest, in our operating partnership. Our wholly-owned hotels are managed by independent, third party qualified management companies, including Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our affiliated trustees and executive officers and other unaffiliated third party investors. Third party qualified management companies, including HHMLP, manage the hotels that we own through joint venture interests. We lease our wholly-owned hotels to 44 New England Management Company, or 44 New England, our wholly-owned taxable REIT subsidiary, or TRS. Each of the hotels that we own through a joint venture investment is leased to another TRS that is owned by the respective joint venture or an entity owned in part by 44 New England.

Since our initial public offering in January 1999 and through December 31, 2009, we have acquired, wholly or through joint ventures, a total of 86 hotels, including 28 hotels acquired from entities controlled by certain of our affiliated trustees and executive officers. Of the 28 acquisitions from entities controlled by certain of our affiliated trustees and executive officers, 25 were newly constructed or substantially renovated by these entities prior to our acquisition. Because we do not develop properties, we take advantage of our relationships with entities that are developing or substantially renovating hotels, including entities controlled by certain of our affiliated trustees and executive officers, to identify future hotel acquisitions that we believe may be attractive to us. We intend to continue to acquire hotels from entities controlled by certain of our affiliated trustees and executive officers if approved by our independent trustees in accordance with our related party transaction policy.

Our principal executive office is located at 44 Hersha Drive, Harrisburg, Pennsylvania 17102. Our telephone number is (717) 236-4400. Our website address is www.hersha.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus.

Proposed Times Square Acquisitions

On November 11, 2009, we entered into a definitive purchase agreement to purchase from an unaffiliated seller a newly-constructed, 184-room Hampton Inn located at 337 West 39th Street, New York, New York, which we refer to in this prospectus supplement as the Hampton Inn, Times Square. The purchase price for the Hampton Inn, Times Square is approximately $54.3 million, which will be comprised of cash and may include units of limited partnership interest in our operating partnership, or limited partnership units, with a value no greater than $1.5 million to be valued at the average closing price of our common shares on the NYSE for the 20 trading days ending two trading days prior to closing on the acquisition.

On the same date, we entered into a definitive purchase agreement with the same seller to acquire a newly-constructed, 188-room Candlewood Suites located adjacent to the Hampton Inn, Times Square at 339 West 39th Street, New York, New York, which we refer to in this prospectus supplement as the Candlewood Suites, Times Square. The purchase price for the Candlewood Suites, Times Square is approximately $55.5 million, which will be comprised of cash and may include limited partnership units with a value no greater than $1.5 million to be valued at the average closing price of our common shares on the NYSE for the 20 trading days ending two trading days prior to closing on the acquisition.

On December 15, 2009, we entered into amendments to the definitive purchase agreements to extend the closing date of the transactions from December 31, 2009 to February 1, 2010, subject to our right to postpone the closing in certain circumstances.

As discussed in “Use of Proceeds” below, we intend to use a significant portion of the net proceeds from this offering to acquire the Hampton Inn, Times Square and the Candlewood Suites, Times Square. We

anticipate that the closing of these acquisitions will occur during the first quarter of 2010. The proposed acquisitions are subject to a variety of conditions described below. As a result, there can be no assurance that we will be able to consummate the acquisitions on the schedule or on the terms described in this prospectus supplement and in our Current Report on Form 8-K filed on January 12, 2010 or at all. See “Forward-Looking Information.”

Both the Hampton Inn, Times Square and the Candlewood Suites, Times Square are newly constructed and opened on July 14, 2009 and July 17, 2009, respectively. Both hotels are constructed of concrete and reinforced steel with brick façade exteriors and soundproof windows surrounded by metal windowpanes. The Hampton Inn, Times Square offers a business center, a breakfast area serving complimentary breakfast, a fitness room and laundry and valet services. The Candlewood Suites, Times Square offers a business center, high-speed internet access in guest rooms, courier service, a fitness room, a same-day dry cleaning service and a guest self-serve laundry service. Since their original openings in 2009, both hotels have been managed by HHMLP and will continue to be managed by HHMLP following completion of the acquisitions.

The hotels are located at the south end of Times Square, a heavily visited tourist destination in New York City, between 8th and 9th Avenues. In the area in close proximity to 8th Avenue, major commercial redevelopment is ongoing. This redevelopment includes a substantial number of Class A office buildings, including 11 Times Square and One Bryant Park, within four blocks. Further, 8th Avenue abuts a key redevelopment initiative in Manhattan known as the Hudson Yards Development Zone, an extensive mixed-use development project that is expected to include substantial new commercial office space and to have accessibility to the subway when completed. We also believe that the location of the hotels benefits from its proximity to numerous local and worldwide corporations.

Except as otherwise noted herein, the material terms and conditions of the Hampton Inn, Times Square purchase agreement and the Candlewood Suites, Times Square purchase agreement are identical.

The purchase agreements contain customary representations and warranties that generally survive for one year, and the parties have agreed to customary indemnification obligations related to losses arising from, among other things, breaches of representations, warranties, covenants and agreements. The parties have also agreed to various covenants, including covenants prohibiting both parties from entering into discussions concerning any alternative transactions during the term of the purchase agreements and requiring the seller to conduct its business in the ordinary course and not to engage in certain transactions between the execution of the purchase agreements and closing of the transactions contemplated by the purchase agreements.

As described above, the closing of the transactions contemplated by the purchase agreements is to occur no later than February 1, 2010, subject to our right to postpone the closing in certain circumstances, and is subject to certain conditions, including, among others:

•	our completion of the due diligence process;

•	the simultaneous closing of the transactions contemplated by both purchase agreements;

•	the absence of the occurrence of a substantial condemnation proceeding or casualty loss during the term of the purchase agreements;

•	our receipt of written approval from the franchisor of each of the hotels for the issuance of a new franchise license to us for each hotel;

•	the accuracy of representations and warranties made by the seller and us;

•	compliance by the seller and us with our respective obligations under the purchase agreements; and

•	the seller’s delivery of customary real estate deliverables, including certificates of occupancy or temporary certificates of occupancy, a title policy that complies with the terms of the purchase agreements and a general assignment of the assets comprising the properties.

Our liability for terminating the purchase agreements for any reason prior to closing will not exceed our total earnest money deposit of $10,100 under each of the purchase agreements.

Additionally, the purchase agreements contemplate that the seller will deliver to us at the closing a right of first offer agreement memorializing our right to make a first offer to purchase the Holiday Inn Express Times Square South located at 343 West 39th Street, New York, New York, which was constructed together with the Hampton Inn, Times Square and the Candlewood Suites, Times Square.

For more information regarding these proposed acquisitions, please see our Current Report on Form 8-K filed on January 12, 2010, which is incorporated by reference in this prospectus supplement.

Recent Developments

Acquisition of Remaining Interest in Hilton Garden Inn Glastonbury; Sale of Minority Interest in Homewood Suites Glastonbury

Effective as of January 1, 2010, we acquired our joint venture partner’s 52% membership interest in PRA Glastonbury, LLC, the owner of the Hilton Garden Inn Glastonbury located in Glastonbury, Connecticut, and this hotel became one of our wholly-owned hotels. The consideration provided to our joint venture partner in exchange for its 52% membership interest consisted of:

•	our 48% minority membership interest in PRA Suites at Glastonbury, LLC, the owner of the Homewood Suites Glastonbury located in Glastonbury, Connecticut, at an agreed to value of approximately $2.8 million;

•	our forgiveness of a $1.4 million loan made to our former joint venture partner; and

•	our assumption of the outstanding mortgage debt secured by the Hilton Garden Inn Glastonbury, which has an outstanding principal balance of approximately $13.1 million as of December 31, 2009, bears interest at a fixed rate of 5.98% per annum and has an anticipated maturity date of April 1, 2016.

As described above, effective as of January 1, 2010, our joint venture partner acquired our minority membership interest in PRA Suites at Glastonbury, LLC, the entity owning the Homewood Suites Glastonbury. The consideration provided by our joint venture partner in exchange for our minority membership interest consisted of:

•	our joint venture partner’s 52% membership interest in the entity owning the Hilton Garden Inn Glastonbury, at an agreed to value of approximately $2.8 million; and

•	our joint venture partner’s assumption of the outstanding mortgage debt secured by the Homewood Suites Glastonbury, which has an outstanding principal balance of $12.4 million as of December 31, 2009, bears interest at a fixed rate of 7.49% per annum and matures on August 1, 2016.

Fourth Quarter Cash Distributions

On December 4, 2009, our board of trustees declared a quarterly cash distribution of $0.05 per common share and limited partnership unit for the quarter ended December 31, 2009 payable on January 15, 2010 to shareholders and unitholders of record on January 4, 2010. Our board of trustees also declared a cash distribution of $0.50 per Series A preferred share for the quarter ended December 31, 2009 payable on January 15, 2010 to preferred shareholders of record on January 1, 2010.

Acquisition of Hampton Inn and Suites West Haven

On November 4, 2009, we entered into a contribution agreement and closed on the acquisition of 100% of the membership interests in 44 West Haven Hospitality, LLC, or 44 West Haven, the indirect owner of the land, hotel and improvements associated with the Hampton Inn and Suites located in West Haven, Connecticut.

We paid an aggregate purchase price for the membership interests in 44 West Haven of approximately $13.0 million, including:

•	our assumption of the outstanding mortgage debt secured by the Hampton Inn and Suites West Haven, which has an outstanding principal balance of approximately $7.7 million as of December 31, 2009, bears interest at a fixed rate of 6.0% per annum and matures on November 1, 2012, with a three year extension, subject to approval by the lenders;

•	the release of $2.0 million of existing mezzanine financing provided by us to 44 West Haven;

•	the cancellation of approximately $200,000 in accrued interest related to the existing mezzanine financing; and

•	approximately $3.1 million of cash.

Certain of our officers and affiliated trustees had direct or indirect interests in 44 West Haven. As a related party transaction, the transaction was approved by all of our independent trustees. HHMLP has been managing and will continue to manage the Hampton Inn and Suites West Haven.

For more information regarding our purchase of the Hampton Inn and Suites West Haven, see our Quarterly Report on Form 10-Q for the period ended September 30, 2009, which is incorporated by reference in this prospectus supplement.

Capital Raising Activity

During the fourth quarter of 2009, we issued approximately 1.2 million common shares through our “at the market” equity offering program, or ATM program, at a weighted average purchase price of $3.14 per share, generating net proceeds of approximately $3.6 million. We ceased offering common shares through our ATM program in October 2009.

Anticipated Consolidated Hotel RevPAR for the Fourth Quarter of 2009

While our results of operations for the fourth quarter and year ended December 31, 2009 are not yet available, we anticipate that RevPAR for our consolidated hotel portfolio declined in the fourth quarter of 2009 by approximately 10% compared to the prior year period. In comparison to the first, second and third quarters of 2009, we believe that our consolidated portfolio of hotels is showing that the pace of RevPAR declines is abating.

As of the date of this prospectus supplement, we are completing the financial statement closing process for the quarter and year ended December 31, 2009. Our actual results of operations may differ materially from our anticipated results. Our actual consolidated hotel RevPAR for the fourth quarter of 2009 may decline by more than 10% compared to the prior year period. You should not rely on our anticipated consolidated hotel RevPAR for the fourth quarter of 2009 or our belief that the pace of RevPAR declines is abating in making your investment decision. See “Forward-Looking Information” above.

THE OFFERING

Common shares offered by us(1)	35,000,000 shares

Total common shares outstanding after this offering(2)	92,682,917 shares

Use of proceeds	We expect to receive approximately $118.1 million (or approximately $135.7 million if the underwriters exercise their overallotment option in full) in estimated net proceeds from the sale of our common shares in this offering after deducting the underwriting discount and estimated expenses of this offering payable by us.

As required by the partnership agreement of our operating partnership, we will contribute all of the net proceeds to our operating partnership in exchange for additional limited partnership units. Our operating partnership intends to use approximately $109.8 million of the net proceeds of this offering to fund the cash portion of the contractual purchase price under the purchase agreements governing the acquisitions of the Hampton Inn, Times Square and the Candlewood Suites, Times Square, as described above under “Summary — Proposed Times Square Acquisitions” (assuming no limited partnership units are issued by our operating partnership to the seller of these hotels). Any net proceeds not used for these acquisitions (or all net proceeds in the event we are unable to complete the acquisitions of the Hampton Inn, Times Square and the Candlewood Suites, Times Square) will be used to reduce indebtedness outstanding under our $135.0 million revolving credit facility arranged by T.D. Bank, NA and for general corporate purposes.

Risk Factors	Investing in our common shares involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 2 of the accompanying prospectus and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)	Includes 3,465,000 common shares, or 9.9% of the total number of common shares we are offering, that REIG has indicated to us that it intends to purchase (without payment by us of any underwriting discount).

(2)	This number is based on 57,682,917 common shares outstanding at December 31, 2009, and does not include:

•	up to 5,250,000 common shares that may be issued by us upon exercise of the underwriters’ overallotment option, including up to 519,750 common shares that REIG has the right to purchase (without payment by us of any underwriting discount) if the underwriters’ overallotment option is exercised in full so that REIG purchases 9.9% of the total common shares sold in this offering;

•	up to 5,700,000 common shares that REIG has the right to purchase from us at an exercise price of $3.00 per share pursuant to the exercise of an option that it was granted on August 4, 2009;

•	up to 8,701,810 common shares issuable upon redemption of outstanding limited partnership units owned by management, trustees and other contributors of properties to our operating partnership, which limited partnership units are currently redeemable; and

•	up to 1,660,364 common shares reserved for future issuance pursuant to our 2008 Equity Incentive Plan.

RISK FACTORS

Investing in our common shares involves risk. Before making a decision to invest in our common shares, you should carefully consider the risks described below and in “Risk Factors” beginning on page 2 of the accompanying prospectus and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. See “Incorporation of Certain Documents by Reference” and “Where You Can Obtain More Information” above.

There can be no assurance that we will be able to consummate the acquisitions of the Hampton Inn, Times Square and the Candlewood Suites, Times Square on the schedule or on the terms described in this prospectus supplement and in our Current Report on Form 8-K filed on January 12, 2010 or at all.

We intend to use a significant portion of the net proceeds from this offering to acquire the Hampton Inn, Times Square and the Candlewood Suites, Times Square. We anticipate that the closing of these acquisitions will occur during the first quarter of 2010, but after the date of the expected closing of this offering. However, the proposed acquisitions are subject to a variety of conditions, including the satisfaction of closing conditions and the receipt of third party consents and approvals, including the written approval of the franchisor of each of the hotels for the issuance of a new franchise license to us. As a result, there can be no assurance that we will be able to consummate the acquisitions on the schedule or on the terms described in this prospectus supplement and in our Current Report on Form 8-K filed on January 12, 2010 or at all.

If we are unable to complete the acquisitions of the Hampton Inn, Times Square and the Candlewood Suites, Times Square, we will use the net proceeds from this offering to reduce indebtedness under our revolving credit facility and for general corporate purposes, including future hotel acquisitions. This would result in significant dilution to the investors in this offering and may cause our future operating results to fall short of expectations. If we are unable to complete the purchase of the Hampton Inn, Times Square and the Candlewood Suites, Times Square, we will have no specific designated use for the net proceeds from this offering other than repayment of borrowings drawn on our revolving credit facility and investors will be unable to evaluate in advance the manner in which we invest the net proceeds remaining after the repayment of these borrowings or the economic merits of the investments we may ultimately acquire with the remaining net proceeds.

The Hampton Inn, Times Square and the Candlewood Suites, Times Square are newly-opened hotels with limited operating history.

The Hampton Inn, Times Square and the Candlewood Suites, Times Square are both newly-constructed hotels that opened for business in July 2009 and have limited operating history. Our ability to forecast future operations accurately is limited. As a result, there is considerable risk these hotels may not generate sufficient revenue to cover the costs of their operations or provide attractive returns on our investment. Our ability to ramp up and stabilize operations at these hotels could have a material adverse impact on our results of operations.

The acquisition of the Hampton Inn, Times Square and the Candlewood Suites, Times Square adds market concentration and other risks to our portfolio.

If we are able to close on the Hampton Inn, Times Square and the Candlewood Suites, Times Square, these assets will collectively represent approximately 10.5% of our investment in hotel properties (net of accumulated depreciation), and hotels in New York City (including the Hampton Inn, Times Square and the Candlewood Suites, Times Square) will represent approximately 40.3% of our investment in hotel properties (net of accumulated depreciation), in each case as of September 30, 2009. As a result, the operations of the Times Square hotels, once these hotels are stabilized, and our other hotels in the New York City market generally, are expected to have a significant impact on our overall results of operations. In the event of an economic downturn in New York City, or should we adopt an unsuccessful strategy to manage these hotels, our overall results of operations may be adversely affected.

USE OF PROCEEDS

We expect to receive approximately $118.1 million (or approximately $135.7 million if the underwriters exercise their overallotment option in full) in estimated net proceeds from the sale of our common shares in this offering after deducting the underwriting discount and estimated expenses of this offering payable by us.

As required by the partnership agreement of our operating partnership, we will contribute all of the net proceeds to our operating partnership in exchange for additional limited partnership units. Our operating partnership intends to use approximately $109.8 million of the net proceeds of this offering to fund the cash portion of the contractual purchase price under the purchase agreements governing the acquisitions of the Hampton Inn, Times Square and the Candlewood Suites, Times Square, as described above under “Summary — Proposed Times Square Acquisitions” (assuming no limited partnership units are issued to the seller of these hotels). Any net proceeds not used for these acquisitions (or all net proceeds in the event we are unable to complete the acquisitions of the Hampton Inn, Times Square and the Candlewood Suites, Times Square) will be used to reduce indebtedness outstanding under our $135.0 million revolving credit facility arranged by T.D. Bank, NA and for general corporate purposes.

We used a substantial portion of the borrowings drawn on our revolving credit facility to fund acquisitions and development loans. As of September 30, 2009, the outstanding balance on our revolving credit facility arranged by T.D. Bank, NA was approximately $80.0 million. The outstanding principal balance must be repaid on or prior to December 31, 2011 and borrowings drawn on the revolving credit facility accrue interest, at our discretion, at an annual rate equal to either:

•	the Wall Street Journal prime rate of interest plus 1.50%; or

•	the greater of (i) LIBOR available for the periods of one, two, three or six months plus 3.50% or (ii) 4.25%.

We anticipate drawing down our revolving line of credit from time to time for future acquisitions, to fund future development loans and for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009:

•	on an actual basis;

•	on a pro forma basis to reflect (i) our acquisition of the remaining interest in the Hilton Garden Inn Glastonbury from, and our sale of our minority interest in the Homewood Suites Glastonbury to, our joint venture partner effective January 1, 2010, (ii) the issuance during the fourth quarter of 2009 of approximately 1.2 million common shares through our ATM program, and (iii) our acquisition on November 4, 2009 of 100% of the membership interests in 44 West Haven; and

•	on a pro forma, as adjusted basis to give effect to (i) the transactions described in the immediately preceding bullet point, (ii) the sale of 35,000,000 common shares in this offering, including 3,465,000 common shares that REIG has indicated to us that it intends to purchase (without payment by us of any underwriting discount), at an assumed offering price of $3.52 per share (the last reported sale price of our common shares on the NYSE on January 8, 2010) after deducting the underwriting discount and estimated expenses of this offering payable by us, and (iii) the expected use of the net proceeds from this offering as described under “Use of Proceeds.”

	As of September 30, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(Dollars in thousands)

Cash	$12,494	$13,073	$13,073
Debt:
Line of credit	$80,000	$80,000	$71,945
Mortgages payable	640,470	661,311	661,311
Liabilities related to hotel assets held for sale	20,908	20,908	20,908

Total debt	$741,378	$762,219	$754,164
Redeemable non-controlling interests	$15,391	$15,391	$15,391
Shareholders’ equity(1):
Preferred shares, $0.01 par value, 29,000,000 shares authorized, 2,400,000 Series A preferred shares issued and outstanding ($60,000,000 aggregate liquidation preference)	$24	$24	$24
Class A common shares, $0.01 par value, 150,000,000 shares authorized, 56,473,120 shares issued and outstanding, 92,663,920 shares issued and outstanding, as adjusted	564	576	926
Class B common shares, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—	—
Other comprehensive income (loss)	(160)	(160)	(160)
Additional paid-in capital	483,226	486,852	604,557
Distributions in excess	(171,752)	(171,752)	(171,752)

Total shareholders’ equity	311,902	315,540	433,595
Non-controlling interests
Non-controlling interest — common units	28,329	28,329	28,329
Non-controlling interest — consolidated joint ventures	276	276	276

Total non-controlling interests	28,605	28,605	28,605
Total equity	$340,507	$344,145	$462,200

Total capitalization	$1,097,276	$1,121,755	$1,231,755

(1)	Does not include:

•	up to 5,250,000 common shares that may be issued by us upon exercise of the underwriters’ overallotment option, including up to 519,750 common shares that REIG has the right to purchase (without payment by us of any underwriting discount) if the underwriters’ overallotment option is exercised in full so that REIG purchases 9.9% of the total common shares sold in this offering;

•	up to 5,700,000 common shares that REIG has the right to purchase from us at an exercise price of $3.00 per share pursuant to the exercise of an option that it was granted on August 4, 2009;

•	up to 8,701,810 common shares issuable upon redemption of outstanding limited partnership units owned by management, trustees and other contributors of properties to our operating partnership, which limited partnership units are currently redeemable;

•	up to 1,660,364 common shares reserved for future issuance pursuant to our 2008 Equity Incentive Plan;

•	18,000 common shares issued to our independent trustees on December 31, 2009; and

•	997 common shares issued pursuant to our dividend reinvestment plan.

The information set forth above should be read in conjunction with the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc. and UBS Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of our common shares set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Raymond James & Associates, Inc.
UBS Securities LLC

Total	35,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all 35,000,000 of the common shares sold under the underwriting agreement if any of these common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discount we are to pay to the underwriters in connection with this offering. This amount is shown assuming both no exercise and full exercise by the underwriters of their overallotment option. We will not pay an underwriting discount on any common shares that REIG may purchase in this offering.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $150,000 and are payable by us.

Overallotment Option

The underwriters may also purchase up to an additional 5,250,000 common shares from us, at the public offering price, less the underwriting discount (except as described below), within 30 days from the date of this prospectus supplement solely to cover overallotments, if any. REIG has the right to purchase a portion of these common shares (without payment by us of any underwriting discount) if the underwriters’ overallotment option is exercised so that REIG purchases 9.9% of the total common shares sold in this offering. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers, our trustees, and REIG have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain permitted exceptions, including, among others, an exception that permits us to issue common shares pursuant to our 2008 Equity Incentive Plan to participants in that plan, we and each of these persons may not, without the prior written consent of the representatives, sell, offer to sell, contract or agree to sell, hedge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for common shares during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement. The representatives, in their sole discretion, may permit early release of our common shares subject to the restrictions detailed above prior to the expiration of the 60-day lock up period and without public notice. The 60-day lock up period may be extended for up to 15 calendar days plus three business days under certain circumstances where we announce or pre-announce earnings or material news or a material event within 15 calendar days plus three business days prior to, or approximately 16 days after, the termination of the 60-day lock up period.

New York Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “HT.”

Price Stabilization and Short Positions

Until the distribution of our common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of our common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of common shares for sale to their online brokerage customers. An electronic prospectus may be available on an Internet web site maintained by any of the underwriters. Other than the prospectus in electronic format, the information on any of the underwriters’ web sites is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of Raymond James & Associates, Inc. is a lender under our revolving line of credit, and it will receive a portion of the proceeds of this offering as repayment of indebtedness incurred thereunder. In addition, other prospective members of the underwriting syndicate may be lenders under our revolving line of credit.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common shares under, the offer of common shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). In addition, no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of the issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not and will not circulate or distribute this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares and each underwriter has represented and agreed that it has not and will not circulate or distribute the common shares or make the common shares the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust (howsoever described) shall not be transferable for 6 months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A) pursuant to an offer that is made on terms that such common shares, debentures and units of common shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash or by exchange of securities or other assets, and further for corporations in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is made by operation of law.

Notice to Prospective Investors in Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25, as amended) (the Securities and Exchange Law) and each underwriter has represented, warranted and agreed that the common shares which it purchases (if any) will be purchased by it as principal and that, in connection with the offering made by this prospectus, agreed that it will not offer or sell any common shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The common shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

The common shares may not be, are not and will not be sold, subscribed for, transferred or delivered, directly or indirectly, to any person in the Dubai International Financial Centre who is not a Professional Client within the meaning set out in Rule 2.3.2 of the Conduct of Business Module of the Dubai Financial Services Authority.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. In addition, the summaries of legal matters contained in the section of the accompanying prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” are based on the opinion of Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

The consolidated financial statements and schedule of Hersha Hospitality Trust as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and, with respect to the consolidated statements of operations, of changes in members’ (deficiency) equity and of cash flows of Mystic Partners, LLC as of December 31, 2006 have been so incorporated in reliance on the report by PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firms as experts in accounting and auditing. KPMG LLP’s report dated March 5, 2009, except as to notes 1, 4, 10, and 12 which are as of November 11, 2009 on the consolidated financial statements refers to an accounting change as the result of the Company’s adoption of new accounting standards related to noncontrolling interests.

The consolidated statements of operations, of changes in members’ (deficiency) equity and of cash flows of Mystic Partners, LLC and subsidiaries for the year ended December 31, 2006 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hersha Hospitality Trust for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$500,000,000

HERSHA HOSPITALITY TRUST

Class A Common Shares of Beneficial Interest
Preferred Shares of Beneficial Interest
Depositary Shares
Warrants
Units

Hersha Hospitality Trust intends to offer and sell, from time to time, in one or more series or classes, the securities described in this prospectus. The total offering price of these securities will not exceed $500,000,000, in the aggregate. The securities may be offered separately or together in any combination and as separate series. We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should read carefully this prospectus and any applicable prospectus supplement before deciding to invest in these securities.

We may offer and sell these securities through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “HT.” The closing sale price of our common shares on the NYSE on November 12, 2009, was $2.56 per share.

Investing in our securities involves risks. Before investing in our securities, you should carefully read and consider the information appearing under “Risk Factors” beginning on page 2 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2009

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely on any unauthorized information or representation. We are offering to sell only the securities described in this prospectus or any applicable prospectus supplement only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document containing the incorporated information. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act using a “shelf” registration process. Under this shelf registration process, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer from time to time. Each time we offer for sale securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities we are offering as well as other information. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with any applicable prospectus supplements, includes or incorporates by reference all material information relating to the offering of the securities described herein. Please read carefully both this prospectus and any applicable prospectus supplements together with the information described below under “Where You Can Obtain More Information.”

The SEC allows us to incorporate by reference information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation of Certain Documents By Reference.”

All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners. This prospectus and any applicable prospectus supplements, as well as the information incorporated by reference in those documents, may contain registered trademarks owned or licensed to companies other than us, including, but not limited to, Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn®, Fairfield Inn® by Marriott®, Four Points by Sheraton®, Hampton Inn® Hawthorne Suites®, Hilton®, Hilton Garden Inn®, Hilton Hotels®, Holiday Inn®, Holiday Inn Express®, Homewood Suites®, Homewood Suites by Hilton®, Hyatt Summerfield Suites®, Mainstay Suites®, Marriott®, Marriott Hotels & Resorts®, Residence Inn®, Residence Inn® by Marriott®, Sleep Inn® Springhill Suites® and Springhill Suites by Marriott®. None of the owners or licensees of any trademarks contained or incorporated by reference in this prospectus or any applicable prospectus supplement or any of their respective present and future owners, subsidiaries, affiliates, officers, directors, agents or employees are in any way participating in or endorsing the offering of the securities described in this prospectus or any applicable prospectus supplement, and none of them shall in any way be deemed an issuer or underwriter of these securities or have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus or any applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information we have incorporated by reference, contains forward-looking statements within the meaning of the federal securities laws. These statements include statements about our plans, strategies and prospects and involve known and unknown risks that are difficult to predict. Therefore, our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “forecast,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. You should not place undue reliance on forward-looking statements. Factors that may cause our actual results to differ materially from our current expectations include, but are not limited to:

•	financing risks, including the risk of leverage and the corresponding risk of default on our mortgage loans and other debt and potential inability to refinance or extend the maturity of existing indebtedness;

•	the depth and duration of the current economic downturn;

•	levels of spending in the business, travel and leisure industries, as well as consumer confidence;

•	declines in occupancy, average daily rate and revenue per available room and other hotel operating metrics;

•	hostilities, including future terrorist attacks, or fear of hostilities that affect travel;

•	financial condition of, and our relationships with, our joint venture partners, third-party property managers, franchisors and hospitality joint venture partners;

•	the degree and nature of our competition;

•	increased interest rates and operating costs;

•	risks associated with potential acquisitions, including the ability to ramp up and stabilize newly acquired hotels with limited or no operating history, and dispositions of hotel properties;

•	risks associated with our development loan portfolio, including the ability of borrowers to repay outstanding principal and accrued interest at maturity;

•	availability of and our ability to retain qualified personnel;

•	our failure to maintain our qualification as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	general volatility of the capital markets and the market price of our common shares;

•	environmental uncertainties and risks related to natural disasters;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	the factors referenced or incorporated by reference in this prospectus supplement or the accompanying prospectus under the heading “Risk Factors.”

These factors are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors, many of which are beyond our control, also could harm our results, performance or achievements.

All forward-looking statements contained in this prospectus, including the information we have incorporated by reference, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

CERTAIN DEFINITIONS

Unless the context otherwise requires, references in this prospectus to:

•	“our company,” “we,” “us” and “our” mean Hersha Hospitality Trust and its consolidated subsidiaries, including Hersha Hospitality Limited Partnership, taken as a whole;

•	“HHLP” and “our operating partnership” mean Hersha Hospitality Limited Partnership;

•	“common shares” mean our Class A common shares of beneficial interest, $0.01 par value per share;

•	“preferred shares” mean our preferred shares of beneficial interest, $0.01 par value per share; and

•	“you” refers to a potential investor in the securities described in this prospectus.

THE COMPANY

Hersha Hospitality Trust is a self-advised, Maryland statutory real estate investment trust that was organized in 1998. We completed our initial public offering in January 1999. Our common shares are traded on the NYSE under the symbol “HT.” We invest primarily in institutional grade hotels in central business districts, primary suburban office markets and stable destination and secondary markets in the Northeastern United States and select markets on the West Coast. Our primary strategy is to continue to acquire high quality, upscale, mid-scale and extended-stay hotels in metropolitan markets with high barriers to entry in the Northeastern United States and other markets with similar characteristics. We are structured as a REIT for federal income tax purposes.

As of September 30, 2009, our portfolio consisted of 56 wholly owned limited and full service properties and 17 limited and full service properties owned through joint venture investments. Of the 17 limited and full service properties owned through our investments in joint ventures, two are consolidated with us for financial reporting purposes. These 73 properties, with a total of 9,294 rooms, are located in Arizona, California, Connecticut, Delaware, Maryland, Massachusetts, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and Virginia and operate under leading brands, including, but not limited to, Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn®, Fairfield Inn® by Marriott®, Four Points by Sheraton®, Hampton Inn® Hawthorne Suites®, Hilton®, Hilton Garden Inn®, Hilton Hotels®, Holiday Inn®, Holiday Inn Express®, Homewood Suites®, Homewood Suites by Hilton®, Hyatt Summerfield Suites®, Mainstay Suites®, Marriott®, Marriott Hotels & Resorts®, Residence Inn®, Residence Inn® by Marriott®, Sleep Inn® Springhill Suites® and Springhill Suites by Marriott®. In addition, several of our hotels operate as independent boutique hotels.

In addition, as of September 30, 2009, we had made $47,990,000 in first mortgage and mezzanine loans to hotel developers and owners to enable such entities to construct hotels and conduct related improvements on specific hotel projects at interest rates ranging from 10% to 20%. We bear economic risks through these development loans. In many instances, we maintain a first right of refusal or first right of offer to purchase the hotels for which we have provided development loan financing. We intend to continue to acquire hotels from these entities if approved by our independent trustees.

We own our hotels and our joint venture investments through our operating partnership, for which we serve as general partner. Our hotels are managed by qualified independent management companies, including, among others, Hersha Hospitality Management, L.P., or HHMLP, a private management company owned by certain of our trustees, officers and other third party investors. We lease all of our wholly-owned hotels to 44 New England Management Company, or 44 New England, our wholly-owned taxable REIT subsidiary, or TRS. Each of the hotels that we own through a joint venture investment is leased to another TRS that is owned by the respective joint venture or an entity owned in part by 44 New England.

Our principal executive office is located at 44 Hersha Drive, Harrisburg, Pennsylvania 17102. Our telephone number is (717) 236-4400.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described below and the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, as well as the other information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. See “Incorporation of Certain Documents by Reference” and “Where You Can Obtain More Information” below.

We may change our distribution policy for our common shares in the future.

In the past we have reduced the quarterly distribution paid to our shareholders, and we may reduce the quarterly distribution paid to our shareholders in the future. The decision to declare and pay distributions on our common shares in the future, as well as the timing, amount and composition of any such future distributions, will be at the sole discretion of our board of trustees and will depend on our earnings, funds from operations, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred shares, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as our board of trustees deems relevant. Any change in our distribution policy could have a material adverse effect on the market price of our common shares.

The market price of our common shares could be volatile and could decline, resulting in a substantial or complete loss of our common shareholders’ investment.

The stock markets, including the NYSE, which is the exchange on which we list our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares could be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future sales of our common shares or securities convertible into or exchangeable or exercisable for our commons shares could depress the market price of our common shares.

We cannot predict whether future sales of our common shares or securities convertible into or exchangeable or exercisable for our commons shares or the availability of these securities for resale in the open market will decrease the market price of our common shares. Sales of a substantial number of these securities in the public market, including sales up to 11,909,587 of our common shares effected by Real Estate Investment Group L.P., or REIG, and certain other selling shareholders affiliated with REIG in the public market from time to time (as further described under “Strategic Investor” below), or upon the redemption of units of limited partnership interest in our operating partnership, or limited partnership units, held by the limited partners of our operating partnership (other than us and our subsidiaries) or the perception that these sales might occur, may cause the market price of our common shares to decline and you could lose all or a portion of your investment.

Future issuances of our common shares or other securities convertible into or exchangeable or exercisable for our common shares, including, without limitation, partnership units in our operating partnership in connection with property, portfolio or business acquisitions and issuances of equity-based awards to participants in our 2008 Equity Incentive Plan, could have an adverse effect on the market price of our common shares. Future issuances of these securities also could adversely affect the terms upon which we obtain additional capital through the sale of equity securities. In addition, future sales or issuances of our common shares may be dilutive to existing shareholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred share dividends for the nine months ended September 30, 2009, and for each of the last five fiscal years.

	Nine Months Ended
	September 30,	Year Ended December 31,
	2009	2008	2007		2006		2005		2004

Ratio of earnings to combined fixed charges and preferred share dividends	*	*	1.2	X	1.1	X	1.2	X	1.6X

*	For the nine months ended September 30, 2009, combined fixed charges and preferred share dividends exceeded earnings by approximately $32.4 million. For the year ended December 31, 2008, combined fixed charges and preferred share dividends exceeded earnings by approximately $16.0 million.

The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by the sum of fixed charges and preferred share dividends. For these purposes, earnings have been calculated by adding pre-tax income or loss from continuing operations (before income or loss from equity investees), fixed charges (excluding interest capitalized), amortization of capitalized interest, extraordinary items and preferred share dividends. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of line of credit fees and amortization of interest rate caps and swap agreements. Preferred share dividends consist of the amount of pre-tax earnings that is required to pay the dividends on our outstanding preferred shares.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited to, repaying existing indebtedness; acquiring or developing additional hotel properties, including through joint ventures and strategic partnerships; renovating, expanding and improving our existing hotel properties; and investing in hotel development projects by providing a variety of financing arrangements to developers. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the prospectus supplement related to those securities or in our periodic or current reports incorporated by reference in this prospectus.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is only a summary of some of the rights of shareholders that may be important to you. The description of our shares of beneficial interest set forth below describes certain general terms and provisions of our shares of beneficial interest. The following description does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and our bylaws. See “Where You Can Obtain More Information.”

Overview

Our amended and restated declaration of trust, as amended and supplemented, or our declaration of trust, provides that we may issue up to 150,000,000 Class A common shares of beneficial interest, $0.01 par value per share, 1,000,000 Class B common shares of beneficial interest, $0.01 par value per share, and 29,000,000 preferred shares of beneficial interest, $0.01 par value per share. As of September 30, 2009, 56,473,120 Class A common shares were issued and outstanding, no Class B common shares were issued and outstanding, 2,400,000 preferred shares designated as 8.00% Series A cumulative redeemable preferred shares, or Series A preferred shares, were issued and outstanding, 8,701,810 Class A common shares were reserved for issuance upon redemption of units of limited partnership interest in our operating partnership, or limited partnership units, held by the limited partners (other than us and our subsidiaries) and 1,678,364 Class A common shares were available for future issuance under our 2008 Equity Incentive Plan.

Our common shares currently trade on the NYSE under the symbol “HT,” and our Series A preferred shares currently trade on the NYSE under the symbol “HT PrA.” The transfer agent for these shares is American Stock Transfer & Trust Company. Our common shares and our Series A preferred shares are subject to certain restrictions on ownership and transfer which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of these restrictions, see “Restrictions on Ownership and Transfer” below.

As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, which is referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue. Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our debts, claims, demands, judgments or obligations solely by reason of that shareholder’s status as a shareholder.

Common Shares

Upon issuance, common shares being offered pursuant to this prospectus will be duly authorized, validly issued, fully paid and nonassessable.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided with respect to any other class or series of our shares of beneficial interest, including our Series A preferred shares, only holders of our common shares possess voting rights. There is no cumulative voting in the election of trustees, which means that, subject to certain voting rights of our Series A preferred shares, the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Under the Maryland REIT Law, a real estate investment trust’s declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by a majority vote of the trustees. See “Certain Provisions of Maryland Law, Our Declaration of Trust and Bylaws” below for more information about voting rights of owners of our common shares.

Dividends, Liquidation and Other Rights

Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares that may be created and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Except as described under “Strategic Investor” below, the holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any additional common shares. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Preferred Shares

We may offer and sell preferred shares from time to time, in one or more series (including additional Series A preferred shares), as authorized by our board of trustees. Upon issuance, all preferred shares being offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series, as authorized by our board of trustees. Prior to issuance of shares of each series, our board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such series, subject to the provisions of our declaration of trust regarding the restriction on ownership and transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their best interest.

The prospectus supplement governing the offering of any preferred shares will describe the specific terms of such securities, including:

•	the title and stated value of the preferred shares;

•	the number of preferred shares offered and the offering price of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to the preferred shares;

•	the date from which dividends on the preferred shares will accumulate, if applicable;

•	the terms and amount of a sinking fund, if any, for the purchase or redemption of the preferred shares;

•	the redemption rights, including conditions and the redemption price(s), if applicable, of the preferred shares;

•	any listing of the preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares or any of our other securities, including the conversion price or rate (or manner of calculation thereof);

•	the relative ranking and preference of the preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with that series of preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	the procedures for any auction and remarketing, if any, for the preferred shares;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares;

•	a discussion of federal income tax consequences applicable to the preferred shares; and

•	any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in “Restrictions on Ownership and Transfer,” in each case as may be appropriate to preserve our status as a real estate investment trust.

The terms of any preferred shares we issue through this prospectus will be set forth in an articles supplementary or amendment to our declaration of trust. We will file the articles supplementary or amendment as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable articles supplementary or amendment to our declaration of trust for a complete description of all of the terms.

Rank

Unless otherwise indicated in the applicable prospectus supplement, the preferred shares offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common shares, and to all other equity securities ranking junior to those preferred shares; and

•	on a parity with all of our equity securities ranking on a parity with the preferred shares; and junior to all of our equity securities ranking senior to the preferred shares.

The term “equity securities” does not include convertible debt securities.

Dividends

Subject to any preferential rights of any outstanding shares or series of shares, including the Series A preferred shares, and to the provisions of our declaration of trust regarding ownership of shares in excess of the ownership limitation described below under “Restrictions on Ownership and Transfer,” our preferred shareholders are entitled to receive dividends, when and as authorized by our board of trustees, out of legally available funds.

Redemption

If we provide for a redemption right in a prospectus supplement, the preferred shares offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that supplement.

Liquidation Preference

As to any preferred shares offered through this prospectus, the applicable supplement shall provide that, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of those preferred shares shall receive, before any distribution or payment shall be made to the holders of any other class or series of shares ranking junior to those preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, and after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of any liquidation preference per share (set forth in the applicable supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (not including any accumulation in respect of unpaid distributions for prior distribution periods if those preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of those preferred shares will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of those outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with those preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of those preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred shares entitled to receive those distributions prior to any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, then our remaining assets shall be distributed among the holders of those junior classes or series of equity shares, in each case according to their respective rights and preferences and their respective number of shares.

Voting Rights

Unless otherwise indicated in the applicable supplement, holders of our preferred shares will not have any voting rights, except as may be required by applicable law or any applicable rules and regulations of the NYSE.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the prospectus supplement relating to the offering of those preferred shares. These terms typically will include:

•	the number of common shares into which the preferred shares are convertible;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of that series of preferred shares.

Series A Preferred Shares

The Series A preferred shares generally provide for the following rights, preferences and obligations:

•	Dividend Rights. The Series A preferred shares accrue a cumulative cash dividend at an annual rate of 8.00% on the $25.00 per share liquidation preference, equivalent to a fixed annual amount of $2.00 per share per year.

•	Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series A preferred shares will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends to the date of payment, before any payment or distribution will be made or set aside for holders of any junior shares, including our common shares.

•	Redemption Provisions. The Series A preferred shares are not redeemable prior to August 5, 2010, except in certain limited circumstances relating to our ability to qualify as a REIT. On and after August 5, 2010, the Series A preferred shares may be redeemed for cash at our option, in whole or in part, at any time and from time to time, at a redemption price equal to $25.00 per share plus an amount equal to all accrued and unpaid dividends to and including the date fixed for redemption. The Series A preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

•	Voting Rights. Holders of Series A preferred shares generally have no voting rights, except as required by law. However, if we fail to pay dividends on any Series A preferred shares for six or more quarterly periods, whether or not consecutive, the holders of the Series A preferred shares will be entitled to elect two directors to serve on our board of trustees until all dividends accumulated on the Series A preferred shares have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the issuance of senior shares or certain changes to the terms of the Series A preferred shares that would be materially adverse to the rights of holders of Series A preferred shares cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series A preferred shares and shares of any class or series of shares ranking on a parity with the Series A preferred shares which are entitled to similar voting rights, if any, voting as a single class.

•	Conversion and Preemptive Rights. The Series A preferred shares are not convertible or exchangeable for any of our other securities or property, and holders of our Series A preferred shares have no preemptive rights to subscribe for any securities of our company.

Classification or Reclassification of Common Shares or Preferred Shares

Our declaration of trust authorizes our board of trustees to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full preferred shares. Each depositary share will represent ownership and entitlement to all rights and preferences of a fraction of a preferred share of a specified series (including dividend, redemption, liquidation and voting rights). We will specify the applicable fraction in a prospectus supplement governing the offering of any depositary shares. We will deposit with a depositary named in a prospectus supplement governing the offering of any depositary shares the preferred shares represented by the depositary shares, under a deposit agreement, among us, the depositary and the holders from time to time of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

Dividends and Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred shares represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by the holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred shares. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

If a distribution is other than in cash, the depositary will distribute property it receives to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by the holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to the holders.

Withdrawal of Preferred Shares

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole preferred shares and all money and other property, if any, represented by such depositary shares. Fractional preferred shares will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred shares thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred shares as set forth in the prospectus supplement.

Redemption

If the series of preferred shares represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred shares held by the depositary. Whenever we redeem any preferred shares held by the depositary, the depositary will redeem as of the same redemption date the corresponding number of depositary shares representing the preferred shares so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 90 days prior to the date fixed for redemption of the preferred shares and the depositary shares to the record holders of the depositary receipts.

Voting Rights

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred shares represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of preferred shares represented by that record holder’s depositary shares. The depositary will, to the extent practicable, vote the preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred shares to the extent that it does not receive specific instructions from the holders of depositary receipts. The depositary will not be responsible for any failure to carry out any instruction to vote so long as any such action or inaction is in good faith and does not result from negligence or willful misconduct of the depositary.

Conversion Rights

If we specify in a prospectus supplement governing any depositary shares that the depositary shares are convertible into our common shares or any of our other securities or property, the holders of depositary receipts may surrender them to the depositary with written instructions to instruct us to cause the conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole shares of common shares or other shares of our preferred shares. Upon receipt of such instructions and any amounts payable related to the conversion, we will cause the conversion of the depositary shares using the same procedures as those provided for delivery of preferred shares to effect the conversion. If the depositary shares evidenced by depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. We will not issue fractional shares of our common shares upon conversion, and if such conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of our common shares on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

We and the depositary may agree from time to time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement between us and the depositary. However, the holders of at least a majority of the depositary shares then outstanding must approve any amendment that materially and adversely alters the rights of those holders (other than any change in fees). No amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing the depositary shares with instructions to the depositary to deliver to the holder of preferred shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

We will be permitted to terminate the deposit agreement upon not less than 30 days’ prior written notice to the depositary if (i) the termination is necessary to preserve our qualification as a REIT under the Code or (ii) a majority of each series of preferred shares affected by the termination consents to it, at which time the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by each holder, that number of whole or fractional preferred shares as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by such depositary with respect to those depositary receipts. We will agree that if we terminate the deposit agreement to preserve our qualification as a REIT under the Code, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares under the agreement have been redeemed, (ii) there has been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of Hersha Hospitality Trust and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares or (iii) each preferred share has been converted into shares of Hersha Hospitality Trust not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred shares, the initial issuance of the depositary shares, the redemption of the preferred shares and all withdrawals of preferred shares by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges specified in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and may sell the depositary shares evidenced by such depositary receipt if the charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications it receives from us in its capacity as the holder of preferred shares. Neither we nor the depositary assumes any obligation, nor will we be subject to any liability under the deposit agreement, to holders of depositary receipts other than for either of our negligence or willful misconduct. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our respective control in performing our respective obligations under the deposit agreement. Ours and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties. In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and we, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Any successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Restrictions on Ownership and Transfer

In order to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of our outstanding securities, including any depositary shares. The prospectus supplement related to the offering of any depositary shares will specify any additional ownership limitation relating to the warrants being offered thereby. For a description of these restrictions, see “Restrictions on Ownership and Transfer” below.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the prospectus supplement governing the offering of any warrants.

The agent for warrants will act solely for us in connection with warrants of the series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement governing the issuance of any series of warrants will include specific terms relating to the offering, including, if applicable:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of warrants issued with the security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which, and currency or currencies in which, the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any listing of warrants on any securities exchange;

•	if appropriate, a discussion of federal income tax consequences applicable to the warrants; and

•	any other material term of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Additionally, in order to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of our outstanding securities, including any warrants. The prospectus supplement related to the offering of any warrants will specify any additional ownership limitation relating to the warrants being offered thereby. For a description of these restrictions, see “Restrictions on Ownership and Transfer” below.

DESCRIPTION OF UNITS

We may issue units consisting of one or more common shares, preferred shares, depositary shares, warrants or any combination of such securities.

The prospectus supplement governing the issuance of any units will specify the following terms in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the common shares, preferred shares, depositary shares or warrants constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	the terms of any unit agreement governing the units;

•	if appropriate, a discussion of federal income tax consequences applicable to the units; and

•	the provisions for the payment, settlement, transfer or exchange of the units.

Additionally, in order to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of our outstanding securities, including any units. The prospectus supplement related to the offering of any units will specify any additional ownership limitation relating to the units being offered thereby. For a description of these restrictions, see “Restrictions on Ownership and Transfer” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “— Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

Our declaration of trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the number of outstanding common shares of any class or series of common shares or the number of outstanding preferred shares of any class or series of preferred shares. For this purpose, a person includes a “group” and a “beneficial owner” as those terms are used for purposes of Section 13(d)(3) of the Securities Exchange Act of

1934, as amended, or the Exchange Act. Any transfer of common or preferred shares that would result in any person owning, directly or indirectly, common or preferred shares in excess of the ownership limitation, result in the common and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), result in our being “closely held” within the meaning of Section 856(h) of the Code, or cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of our or our partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such common or preferred shares.

Subject to certain exceptions described below, any common shares or preferred shares the purported transfer of which would result in a violation of any of the limitations described above will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the trust. The trustee will be designated by us, but will not be affiliated with us. The beneficiary of a trust will be one or more charitable organizations that are named by us.

Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases such shares-in-trust for valuable consideration and acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.

The prohibited owner with respect to shares-in-trust will be required to repay to the record holder the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust and the record date of which was on or after the date that such shares became shares-in-trust. The prohibited owner generally will receive from the record holder the lesser of the price per share such prohibited owner paid for the common shares or preferred shares that were designated as shares-in-trust (or, in the case of a gift or devise, the market price (as defined below) per share on the date of such transfer), or the price per share received by the record holder from the sale of such shares- in-trust. Any amounts received by the record holder in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.

The shares-in-trust will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer), or the market price per share on the date that we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust, or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the average of the last quoted sale price as reported by the NYSE for the five consecutive trading days ending on such date. “Trading day” means a day on which the applicable principal national securities exchange on which the securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Any person who acquires or attempts to acquire common or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a trust, will be required to give written notice immediately to us of such event and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding common and preferred shares must, within 30 days after December 31 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of common and preferred shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

The ownership limitation generally does not apply to the acquisition of common or preferred shares by an underwriter that participates in a public offering of such shares.

In addition, the trustees, upon receipt of advice of counsel or other evidence satisfactory to the trustees, in their sole and absolute discretion, may, in their sole and absolute discretion, exempt a person from the ownership limitation under certain circumstances. The foregoing restrictions continue to apply until the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and there is an affirmative vote of two-thirds of the number of common and preferred shares entitled to vote on such matter at a regular or special meeting of our shareholders.

All certificates representing common or preferred shares bear a legend referring to the restrictions described above.

The restrictions on ownership and transfer described above could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of some, or a majority, of our common shares might receive a premium for their shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest.

CERTAIN PROVISIONS OF MARYLAND LAW,
OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and our bylaws. Copies of our declaration of trust and our bylaws are incorporated by reference as exhibits to this registration statement.

Classification of Our Board of Trustees

Our bylaws provide that the number of our trustees may be established by our board of trustees but may not be fewer than three nor more than nine. As of the date of this prospectus, we have nine trustees. The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of our board of trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a majority of our shareholders.

Pursuant to our declaration of trust, our board of trustees is divided into two classes of trustees. Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders. We believe that classification of our board of trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees. Holders of common shares have no right to cumulative voting in the election of trustees.

The classification of our board of trustees could have the effect of making the replacement of incumbent trustees more time consuming and difficult. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interest of the shareholders.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by our board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to a resolution adopted by our board of trustees, REIG’s ownership of our securities is exempt from the Maryland business combination statute.

The provisions of the business combination statute could delay, deter or prevent a change of control or other transaction in which holders of our equity securities might receive a premium for their shares above then-current market prices or which such shareholders otherwise might believe to be in their best interests.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or by trustees who are employees of the Maryland real estate investment trust are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of a Maryland real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the Maryland real estate investment trust may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the Maryland real estate investment trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our declaration of trust or bylaws.

Our bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Merger, Amendment of Declaration of Trust

Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth its declaration of trust subject to the terms of any other class or series of shares of beneficial interest. In accordance with Maryland REIT Law, our declaration of trust allows our merger or consolidation or sale or disposition of all or substantially all of our assets if our board of trustees declares such action advisable and if a majority of shareholders entitled to vote on the matter approves the action. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to:

•	our intentional disqualification as a REIT or revocation of our election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of common shares entitled to vote on such matter at a meeting of our shareholders);

•	the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present);

•	the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding voting shares);

•	the amendment or repeal of certain designated sections of our declaration of trust (which require the affirmative vote of two-thirds of the outstanding shares entitled to vote on such matters);

•	the amendment of our declaration of trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in our declaration of trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and

•	our termination (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter).

Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by a majority vote of the trustees. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustees or others that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws and Maryland law require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any class or series of our shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter, may approve our termination.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held in May of each year or at a date and time as determined by our board of trustees in accordance with our bylaws. Special meetings of shareholders may be called only by the chairman of our board of trustees, our president or one-third of the trustees then in office, or by our secretary upon the written request of the shareholders entitled to cast not less 25% of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions and, if the applicable exemption in our bylaws is rescinded, the control share acquisition provisions applicable under Maryland law, the provisions of our declaration of trust on classification of our board of trustees, removal of trustees, restrictions on the ownership and transfer of shares of beneficial interest and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or otherwise be in their best interest.

PARTNERSHIP AGREEMENT

The following is a summary of the material terms of the amended and restated agreement of limited partnership, or the partnership agreement, of Hersha Hospitality Limited Partnership, our operating partnership. This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “us,” and “our company” refer only to Hersha Hospitality Trust.

Management

Hersha Hospitality Limited Partnership, our operating partnership, is organized as a Virginia limited partnership. As of September 30, 2009, we owned an 86.4% interest, including a 1.0% general partnership interest, and the other limited partners owned a 13.6% interest in our operating partnership. As the sole general partner of our operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of lessees, and to cause changes in our operating partnership’s line of business and distribution policies. In general, we may amend the partnership agreement without the consent of the limited partners. However, any amendment to the partnership agreement that would:

•	adversely affect certain redemption or conversion rights of the limited partners;

•	adversely affect the rights of the limited partners to receive distributions payable to them;

•	alter our operating partnership’s allocation of profit and loss to the limited partners; or

•	impose any obligation to make additional capital contributions upon the limited partners requires the affirmative vote of the holders of a majority of the limited partnership units, excluding those held by us and our subsidiaries. As the sole general partner of our operating partnership, we may also, without the consent of the limited partners, approve a merger, consolidation or similar corporate transaction the result of which is a change in control of our operating partnership.

Transferability of Interests

In general, we may not voluntarily withdraw as the general partner of our operating partnership or assign our general partnership interest in our operating partnership. We may, however, enter into a merger, consolidation or similar corporate transaction the result of which is a transfer of or change in the general partner if:

•	we receive the consent of the holders of a majority of the limited partnership units, excluding those held by us and our subsidiaries;

•	the contemplated transaction results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction; or

•	our successor contributes substantially all of its assets to the partnership in return for a general partnership interest in the partnership.

With certain limited exceptions, the limited partners may not transfer their limited partnership units, in whole or in part, without our written consent, which consent we may withhold in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), would adversely affect our ability to continue to qualify as a REIT for federal income tax purposes, would subject us to any additional taxes under Sections 857 or 4981 of the Code or would be effected through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code.

Capital Contributions

If we determine that it is in the best interests of our operating partnership to provide for additional funds for any operating partnership purpose, the partnership agreement provides that we may cause our operating partnership to obtain additional funds from outside borrowings. In addition, we may elect to provide the additional funds, either directly or through a subsidiary, to our operating partnership through loans or otherwise.

We will transfer the proceeds of any offering of our shares of beneficial interest to our operating partnership as an additional capital contribution. Our operating partnership will be deemed to have paid simultaneously the underwriting discounts, selling commissions and other costs associated with the offering. We are authorized to cause our operating partnership to issue additional operating partnership interests, in the form of operating partnership units, for less than fair market value if we have concluded in good faith that such issuance is in both our operating partnership’s and our best interests. If we contribute additional capital to our operating partnership, we will receive additional operating partnership units, and our percentage interest will be increased on a proportionate basis based upon the amount of any additional capital contribution and the value of the assets of our operating partnership at the time of the contribution. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis in the event of an additional capital contribution by us.

In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

Our operating partnership could issue preferred partnership interests, in the form of preferred partnership units, in connection with the acquisition of property or otherwise. Preferred partnership units could have priority over classes or series of outstanding operating partnership units with respect to distribution rights and rights upon liquidation, dissolution or winding up.

Redemption Rights

Subject to certain limitations and exceptions, the limited partners of our operating partnership, other than us and our subsidiaries, have the right to cause our operating partnership to redeem their limited partnership units for cash equal to the market value of an equivalent number of our common shares, or, at our option, we may purchase their limited partnership units by issuing one common share for each limited partnership unit redeemed. The market value of the limited partnership units for this purpose will equal the average of the daily sale price of our common shares on the NYSE for the ten-consecutive-trading-day period immediately preceding the date that the limited partner provides notice of redemption. If we do not exercise our option to purchase the limited partnership units by issuing our common shares, then the limited partner may make a written demand that we redeem the units for common shares. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our declaration of trust;

•	result in the shares of our beneficial interest being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	cause any person who operates property on behalf of any of our TRSs, as defined in Section 856(l) of the Code, which property is a “qualified lodging facility” within the meaning of Section 856(d)(9)(D) of the Code that is leased to such TRS, to fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code with respect to such TRS;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours or our operating partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code; or

•	cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the Securities Act.

The redemption rights may be exercised by a limited partner at any time after one year following the issuance of the limited partnership units, unless otherwise agreed by us. In all cases, however:

•	each limited partner may not exercise the redemption right for fewer than 1,000 limited partnership units or, if such limited partner holds fewer than 1,000 limited partnership units, all of the limited partnership units held by such limited partner;

•	each limited partner may not exercise the redemption right for more than the number of limited partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation; and

•	each limited partner may not exercise the redemption right more than two times annually.

Operations

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains), and to ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of our operating partnership. Our expenses generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of our operating partnership.

The company expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly.

Distributions

The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership’s property in connection with the liquidation of our operating partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership.

The partnership agreement provides that upon a liquidation of our operating partnership after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Net profit of our operating partnership for any fiscal year or other applicable period will be allocated in the following order and priority:

(a) first, to us as the general partner in respect of our Series A preferred partnership units to the extent that net loss previously allocated to us pursuant to clause (iii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to us as the general partner in respect of our Series A preferred partnership units for all prior fiscal years or other applicable periods;

(b) second, to us as the general partner and the limited partners in proportion to our respective percentage interests to the extent that net loss previously allocated to such partners pursuant to clause (ii) below for all prior fiscal years or other applicable periods exceeds net profit previously allocated to such partners pursuant to this clause (b) for all prior fiscal years or other applicable periods;

(c) third, to us as the general partner in respect of our Series A preferred partnership units until we have been allocated net profit equal to the excess of (x) the cumulative amount of distributions we have received for all fiscal years or other applicable period to the date of redemption, to the extent such Series A preferred partnership units are redeemed during such period, over (y) the cumulative net profit allocated to us as the general partner in respect of our Series A preferred partnership units for all prior fiscal years or other applicable periods; and

(d) thereafter, to the partners holding partnership units (other than Series A preferred partnership units) in accordance with their respective percentage interests.

Net loss of our operating partnership for any fiscal year or other applicable period will be allocated in the following order and priority:

(i) first, to the partners holding partnership units (other than Series A preferred partnership units) in accordance with their respective percentage interests to the extent of net profit previously allocated to such partners pursuant to clause (d) above for all prior fiscal years or other applicable period exceeds net loss previously allocated to such partners pursuant to this clause (i) for all prior fiscal years or other applicable periods;

(ii) second, to us as the general partner and the limited partners in proportion to our respective percentage interests until the adjusted capital account of each partner with respect to the partner’s partnership units is reduced to zero; and

(iii) thereafter, to us as the general partner in respect of our Series A preferred partnership units, until our adjusted capital account with respect to our Series A preferred partnership units is reduced to zero.

All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause our operating partnership to take or decline to take any actions.

The limited partners of our operating partnership have expressly acknowledged that as the general partner of our operating partnership, we are acting for the benefit of our operating partnership, the limited partners and our shareholders collectively. In the event of a conflict between the interests of our shareholders and the interests of our limited partners, we will endeavor in good faith to resolve the conflict in a manner that is not adverse to either our shareholders or the limited partners; however, for so long as we own a controlling interest in our operating partnership, any conflict between the interests of our shareholders and the interests of the limited partners that we cannot resolved in a manner that is not adverse to either our shareholders or the limited partners will be resolved in favor of our shareholders.

Term

The partnership will continue until December 31, 2050, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all operating partnership units (other than those held by us, if any); or

•	an election by us as the general partner.

Tax Matters

Pursuant to the partnership agreement, we are the tax matters partner of the partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the partnership.

STRATEGIC INVESTOR

Overview

REIG is a Bermuda limited partnership that is majority-owned and indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anynima, or IRSA, a publicly-traded Argentine company whose global depositary shares are listed on the NYSE under the symbol “IRS.” Tyrus S.A., a stock corporation organized under the laws of the Republic of Uruguay and a wholly owned subsidiary of IRSA, is the sole general partner and majority limited partner of REIG. On August 4, 2009,

•	we issued and sold 5,700,000 of our common shares to REIG in a registered direct offering; and

•	we granted REIG an option to purchase up to 5,700,000 common shares pursuant to the investor rights and option agreement we entered into with REIG and IRSA in connection with our August 2009 registered direct offering.

In connection with the August 2009 registered direct offering, we also entered into a series of agreements with REIG and IRSA, including, among others, a purchase agreement, an investor rights and option agreement, a trustee designation agreement and a registration rights agreement. Each of the agreements we entered into with REIG is described below, along with further information regarding REIG’s ownership of our common shares.

Purchase Agreement

Pursuant to the purchase agreement, REIG purchased 5,700,000 common shares from us at a price of $2.50 per share. We agreed to indemnify REIG and its affiliates against certain claims or losses for the periods specified in the purchase agreement, including losses under the Securities Act and losses resulting from our breach of the representations and warranties contained in the purchase agreement.

Investor Rights and Option Agreement; Preemptive Rights

Pursuant to the investor rights and option agreement, we granted REIG an option to purchase an additional 5,700,000 common shares from us at an exercise price of $3.00 per share, subject to certain adjustments. REIG’s purchase option is exercisable, in whole or in part, at any time prior to August 4, 2014. If at any time after August 4, 2011, the closing price for our common shares on the NYSE exceeds $5.00 for 20 consecutive trading days, we have the right, exercisable at any time thereafter, to call in and cancel REIG’s purchase option in exchange for the issuance of common shares with an aggregate value equal to the volume weighted average price per common share for the 20 trading days prior to our exercise of the call option, less the then-current exercise price of REIG’s purchase option, multiplied by the number of common shares remaining under REIG’s purchase option. To extent REIG exercises its purchase option or we exercise our call option, we expect to issue the common shares to REIG in one or more transactions exempt from the registration requirements of the Securities Act.

We also granted REIG preemptive rights under the investor rights and option agreement. If at any time after August 4, 2009, we make any public or private offering of common shares, preferred shares, options, convertible or exchangeable debt securities or other equity security (other than equity securities issued pursuant to a stock incentive, stock compensation, employee stock purchase or other similar plans or arrangements or as consideration for the acquisition of properties), we are required to give REIG an opportunity to acquire the equity security we are proposing to offer to other investors on the same terms and at the same price. The preemptive rights are exercisable by REIG only to the extent it continues to own at least a “5% qualifying ownership interest” in our common shares, which, as defined in the investor rights and option agreement, means beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) by REIG or any of its affiliates of at least 5% of our common shares (excluding common shares issued after the date of the investor rights and option agreement upon redemption of limited partnership units held at any time at or prior to such redemption by our trustees or officers or the entities they control or of which they beneficially own of 100% of the outstanding equity securities). The number of equity securities that REIG will be entitled to purchase in any offering will be equal to the product of:

•	the total number of equity securities we are proposing to offer, multiplied by

•	a fraction, the numerator of which is the number of common shares held by REIG, and the denominator of which is the number of common shares then outstanding.

Trustee Designation Agreement

We also entered into a trustee designation agreement with REIG and IRSA, pursuant to which we appointed Eduardo S. Elsztain, Chairman and Chief Executive Officer of IRSA, to our board of trustees as a Class II trustee upon completion of the August 2009 registered direct offering. The trustee designation agreement also permits IRSA to designate one of two non-voting observers to attend any meeting of our board of trustees if Mr. Elsztain is unable to attend. For so long as REIG beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act) at least 10% of our outstanding common shares, we will recommend to our shareholders the election of Mr. Elsztain or a qualified replacement to our board of trustees.

Registration Rights Agreement

We are obligated to file a shelf registration statement to register the resale by REIG of up to 11,909,587 of our common shares, including up to 5,700,000 common shares issuable upon the exercise of the option described above. The registration rights agreement also grants REIG the right to participate in certain primary underwritten offerings of our common shares, subject to customary cutbacks and other conditions, and the right to require our participation in underwritten offerings conducted by it. In the registration rights agreement, we agreed to indemnify REIG and certain of its affiliates, as well as any underwriters participating in the distribution of the registrable shares (as defined in the registration rights agreement), against various liabilities, including liabilities under the Securities Act.

Exemption from our Ownership Limitations

In connection with the August 2009 registered direct offering, our board of trustees exempted REIG from the ownership limitation, provided that (1) REIG does not beneficially or constructively own (each as defined in our declaration of trust) more than 24% of our outstanding common shares, (2) as a result of such exemption, no individual (as defined in the Code to include certain entities) will beneficially or constructively own more than 9.9% of our outstanding common shares, (3) REIG does not constructively own 10% or more of certain of our joint venture partners and (4) as a result of such exemption, none of the “eligible independent contractors” that have been engaged by our TRSs to operate our hotels will fail to qualify as such.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

This section summarizes the current material federal income tax consequences to our Company and to our shareholders generally resulting from the treatment of our Company as a REIT that you, as a holder of our securities, may consider relevant. Because this section is a summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. In addition, this section does not address the tax issues that may be relevant to certain types of holders of our securities that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common shares through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our capital shares.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section and the opinion of Hunton & Williams LLP, described below, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our shares of beneficial interest and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2006 through December 31, 2008, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2009 and in the future. You should be aware that Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis, is not binding on the Internal Revenue Service, or IRS, or any court, and speaks of the date issued. In addition, Hunton & Williams LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, all of which are described in the opinion. Moreover, our continued qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, certain qualification tests in the federal income tax laws. Those qualification tests involve the percentage of our income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business; and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•	In the event of a failure of any of the asset tests other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a subchapter C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9. It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our declaration of trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements.

A corporation that is a “qualified REIT subsidiary” (i.e., a corporation that is 100% owned by a REIT and with respect to which no TRS election has been made) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.

A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. Beginning with our 2009 taxable year, a TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, beginning with our 2009 taxable year, a TRS that employs individuals working at a qualified health care property or qualified lodging facility located outside of the United States will not be considered to operate or manage such property or facility, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Additionally, a corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We lease all of our hotels to TRSs. We lease all of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership. All of our hotels owned by joint ventures are leased (1) to joint ventures, in which we hold equity interests through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture. We have formed several TRSs in connection with the financing of certain of our hotels. Those TRSs own a 1% general partnership interest in the partnerships that own those hotels. See “— Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, commencing with our 2005 taxable year, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such are excluded from both the numerator and the denominator for purposes of the 95% gross income test, but not the 75% gross income test. Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “— Taxable REIT Subsidiaries.”

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See “— Taxable REIT Subsidiaries.”

Pursuant to percentage leases, our TRS lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms ranging from five years to 20 years, with options to renew for terms of five years at the expiration of the initial lease term. We lease one hotel to a joint venture in which we own our interest through a TRS, pursuant to a lease providing for rent based on payments under related financing, set at fixed rates, which are not based in whole or in part on the income on profits of any person. The percentage leases with our TRS lessees provide that the lessees are obligated to pay (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues and gross food and beverage revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly or quarterly.

In order for the base rent, percentage rent, fixed rent and additional charges to constitute “rents from real property,” the percentage and other leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage and other leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

We believe that our percentage and other leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	we and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how the hotels are operated, maintained and improved;

•	the lessees generally bear the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases;

•	the lessees benefit from any savings in the cost of operating the hotels during the term of the percentage leases;

•	the lessees generally have indemnified us against all liabilities imposed on us during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under “— Failure to Satisfy Gross Income Tests”.

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenue from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We do not own any shares or any assets or net profits of any lessee directly or indirectly, other than our indirect ownership of our TRS lessees. We currently lease all of our hotels to TRS lessees, and intend to lease any hotels we acquire in the future to a TRS. Our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant (other than a TRS). However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

As described above, we may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. Beginning with our 2009 taxable year, a TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, beginning with our 2009 taxable year, a TRS that employs individuals working at a qualified health care property or qualified lodging facility located outside of the United States will not be considered to operate or manage such property or facility, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, rent that we receive from a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “independent contractor” who is adequately compensated, who does not, directly or through its shareholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “— Taxable REIT Subsidiaries.”

We have formed several TRSs to lease our hotels. We lease all of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership. HHMLP, an “eligible independent contractor,” or other management companies that qualify as eligible independent contractors, manage those hotels. All of our hotels owned by joint ventures are leased (1) to the joint venture, in which we hold our equity interest through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture. Those hotels are operated and managed by HHMLP or other hotel managers that qualify as “eligible independent contractors.” We have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because we do not perform any services other than customary ones for the lessees. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related hotels. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property to the extent that the provision of such services would jeopardize our REIT status.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs (including as a result of a hotel management company engaged by our TRS lessees to operate our hotels failing to qualify as an eligible independent contractor) or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

From time to time, we have made mortgage loans in connection with the development of hotel properties. Our loans are directly secured by an interest in real property, and we believe that the income from those mortgage loans is qualifying income for purposes of both gross income tests. We make mezzanine loans that are not secured by a direct interest in real property. Rather, those mezzanine loans likely are secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in an ownership interest in a partnership or limited liability company owning real property will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, our mezzanine loans typically do not meet all of the requirements for reliance on this safe harbor. We have made and will make mezzanine loans in a manner that we believe will enable us to continue to satisfy the REIT gross income and asset tests. Any loan fees that we receive in making a loan, other than commitment fees for a mortgage loan, will not be qualifying income for purposes of the 75% and the 95% gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling prince of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions.  From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for those or similar transactions to hedge indebtedness we or our operating partnership incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or our operating partnership hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from “hedging transactions” is excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our operating partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain.  Certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) debt obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Prior to our 2005 taxable year, those relief provisions generally were available if:

•	our failure to meet such tests was due to reasonable cause and not due to willful neglect;

•	we attached a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

Commencing with our 2005 taxable year, those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in each case, by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	shares in other REITs; and

•	investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (the “10% vote or value test”).

Fourth, no more than 25% of the value of our total assets (or, prior to our 2009 taxable year, 20% of the value of our total assets) may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the shares hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income,

excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our existing hotels and mortgage loans are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test. As described above under “— Income Tests,” Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test, the 5% asset test, and the 10% vote or value test. Although our mezzanine loans typically do not qualify for that safe harbor, we believe our mezzanine loans should either be treated as qualifying assets for the 75% asset test or be excluded from the definition of “securities” for purposes of the 10% value test. We will continue to make mezzanine loans and non-mortgage loans only to the extent such loans will not cause us to fail the asset tests described above.

We intend to continue monitoring the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If at the end of any calendar quarter commencing with our 2005 taxable year, we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS, and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or issue additional common or preferred shares or, if possible, pay taxable dividends of our shares of beneficial interest or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Taxable REIT Subsidiaries

As described above, we may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our lessees and perform activities unrelated to our lessees, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a hotel if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. Beginning with our 2009 taxable year, a TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, beginning with our 2009 taxable year, a TRS that employs individuals working at a qualified health care property or qualified lodging facility located outside of the United States will not be considered to operate or manage such property or facility, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the shares will automatically be treated as a TRS. Overall, no more than 25% (or, prior to our 2009 taxable year, 20%) of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that we receive from our TRSs will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee (an “eligible independent contractor”). A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

We lease all of our hotels to TRSs, and all of those TRSs have engaged “eligible independent contractors” to operate and manage those hotels. We lease all of our wholly owned hotels to 44 New England, a TRS owned by our operating partnership. HHMLP, which is an “eligible independent contractor,” or other management companies that qualify as eligible independent contractors, operate and manage those hotels. All of our hotels owned by joint ventures are leased (1) to joint ventures, in which we hold equity interests through a TRS, or (2) to a TRS wholly owned or substantially owned by the joint venture and those hotels are operated and managed by HHMLP or other hotel managers that qualify as “eligible independent contractors.” We have formed several TRSs in connection with the financing of certain of our hotels. Those TRSs own a 1% general partnership interest in the partnerships that own those hotels. We may form new TRSs in the future, and we have represented that, with respect to properties that we lease to our TRSs in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. We believe that all transactions between us and each of our existing TRSs have been and will be conducted on an arm’s-length basis.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

Commencing with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to most domestic non-corporate shareholders would generally be taxable at capital gains tax rates (through 2010). Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our shares of beneficial interest that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends.

Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by non-corporate taxpayers is 15% through 2010. Qualified dividend income generally includes dividends paid to U.S. shareholders taxed at individual rates by domestic subchapter C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our net taxable income distributed to our shareholders (see “— Taxation of Our Company”), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary dividends will continue to be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary dividends to the extent attributable (i) to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a

U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s shares. Instead, such distribution will reduce the adjusted tax basis of such shares. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are capital assets in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our shares will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner to offset the income they derive from our shares. In addition, taxable distributions from us and gain from the disposition of our shares generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of most domestic non-corporate investors). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of our Shares

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A U.S. shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder less tax deemed paid by it and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of shares may be disallowed if the U.S. shareholder purchases other shares within 30 days before or after the disposition.

Taxation of U.S. Shareholders on a Redemption of Preferred Shares

A redemption of our preferred shares will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the preferred shares (in which case the redemption will be treated in the same manner as a sale described above in “— Taxation of U.S. Shareholders on the Disposition of Our Shares”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the U.S. shareholder’s interest in our shares, (ii) results in a “complete termination” of the U.S. shareholder’s interest in all of our classes of shares, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular U.S. shareholder of the preferred shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of our preferred shares does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above “— Taxation of Taxable U.S. Shareholders.” In that case, a U.S. shareholder’s adjusted tax basis in the redeemed preferred shares will be transferred to such U.S. shareholder’s remaining share holdings in us. If the U.S. shareholder does not retain any of our shares, such basis could be transferred to a related person that holds our shares or it may be lost.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35% (through 2010). However, the maximum tax rate on long-term capital gain applicable to most U.S. shareholders taxed at individual rates is 15% through 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of our shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our shares that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. WE URGE NON-U.S. SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS ON OWNERSHIP OF OUR SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest” (a “USRPI”) as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

Capital gain distributions to the holders of shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (1) our shares continue to be treated as being “regularly traded” on an established securities market in the United States, and (2) the non-U.S. shareholder did not own more than 5% of the applicable class of our shares at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders owning 5% or less of the applicable class of our shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our shares cease to be regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of the applicable class of our shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the applicable class of our shares at all times during a specified testing period will not incur tax under FIRPTA if the applicable class of our shares is “regularly traded” on an established securities market. Because our shares are regularly traded on an established securities market, we expect that a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of the applicable class of our shares. If the gain on the sale of the shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Dispositions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non-U.S. shareholder that is a corporation. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. shareholder of shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Tax Aspects of Our Investments in Our Operating Partnership and the Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or a subchapter S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion. Additionally, if our operating partnership were a publicly traded partnership, we believe that our operating partnership would have sufficient qualifying income to satisfy the 90% passive income exception and thus would continue to be taxed as a partnership for federal income tax purposes. We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes.

If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “Requirements for Qualification — Income Tests” and “Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest.  Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our operating partnership;

•	increased by our allocable share of our operating partnership’s income and our allocable share of indebtedness of our operating partnership; and

•	reduced, but not below zero, by our allocable share of our operating partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership.  To the extent that our operating partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by our operating partnership. Our operating partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, our operating partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, our operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property that is acquired after December 31, 2007 and before January 1, 2010, and that is placed in service before January 1, 2010. “Qualified property” includes qualified leasehold improvement property (as defined below) and property with a recovery period of less than 20 years such as furnishings and equipment. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15-year recovery period using a straight method and a half-year convention. Under MACRS, our operating partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. Our operating partnership’s initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Income Tests.” We do not presently intend, however, to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our shares.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters or dealers for resale to the public or to investors;

•	directly to agents;

•	directly to investors;

•	through a combination of any of these methods of sale; or

•	in any manner, as provided in the applicable prospectus supplement.

We may also effect a distribution of the securities offered hereby through the issuance of derivative securities, including without limitation, warrants, forward delivery contracts and the writing of options. In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of securities offered pursuant to this prospectus, in which case such broker-dealer or affiliate may use securities issued pursuant to this prospectus close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

•	enter into option or other types of transactions that require us to deliver securities to a broker-dealer or an affiliate thereof, who will then resell or transfer securities under this prospectus; or

•	loan or pledge securities to a broker-dealer or an affiliate thereof, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the terms of the securities offered;

•	any over-allotment options under which underwriters or agents may purchase or place additional securities;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell the securities being offered hereby on a continuing basis, unless otherwise provided in a prospectus supplement.

We may from time to time engage a broker-dealer to act as our offering agent for one or more offerings of our securities. If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such common shares on the agreed terms. The offering agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at-the-market” offering.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities, and may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Institutional Purchasers

We may authorize underwriters, dealers or agents to solicit certain institutional investors, approved by us, to purchase our securities on a delayed delivery basis or pursuant to delayed delivery contracts provided for payment and delivery on a specified future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. We will describe in the prospectus supplement details of any such arrangement, including the offering price and applicable sales commissions payable on such solicitations.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses from time to time.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common shares or our Series A preferred shares, each of which is listed on the NYSE. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In accordance with Regulation M under the Exchange Act, underwriters may engage in over-allotment, stabilizing or short covering transactions or penalty bids in connection with an offering of our securities. Over-allotment transactions involve sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than they would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the securities covered by this prospectus has been passed upon for us by Hunton & Williams LLP. In addition, the summary of legal matters contained in the section of this prospectus under the heading “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and schedule of Hersha Hospitality Trust as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and, with respect to the consolidated statements of operations, of changes in members’ (deficiency) equity and of cash flows of Mystic Partners, LLC as of December 31, 2006 have been so incorporated in reliance on the report by PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firms as experts in accounting and auditing. KPMG LLP’s report dated November 11, 2009 on the consolidated financial statements refers to an accounting change as the result of the Company’s adoption of new accounting standards related to noncontrolling interests.

The consolidated statements of operations, of changes in members’ (deficiency) equity and of cash flows of Mystic Partners, LLC and subsidiaries for the year ended December 31, 2006 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hersha Hospitality Trust for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below that we have filed, or will file, with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008 from our definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2009, June 30, 2009 and March 31, 2009;

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2009, May 29, 2009 (excluding the information furnished under Item 7.01), June 12, 2009, August 6, 2009 and November 12, 2009;

•	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on May 2, 2008 and any amendments or reports filed for the purpose of updating such description;

•	the description of our Series A preferred shares contained in our Registration Statement on Form 8-A filed with the SEC on May 2, 2008 and any amendments or reports filed for the purpose of updating such description; and

•	all documents we file with the SEC pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act from the date of this prospectus prior to the date upon which the offering of the securities covered by this prospectus is terminated.

You may obtain copies of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus or any applicable prospectus supplement) at no cost, by requesting them from us by writing or telephoning us at: Hersha Hospitality Trust, 501 Walnut Street, 9th Floor, Philadelphia, Pennsylvania 19106, Telephone: (215) 238 1046, Attention: Ashish R. Parikh, Chief Financial Officer.

WHERE YOU CAN OBTAIN MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (100 F Street, N.E., 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Hersha Hospitality Trust at the offices of the New York Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006, on which our common shares (symbol: “HT”) are listed.

We also make available through out internet website (www.hersha.com) our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information of our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

35,000,000 Shares

Hersha Hospitality Trust

Class A Common Shares

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Raymond James

UBS Investment Bank

January   , 2010